                                                                   EXHIBIT 99.11

                                PLEDGE AGREEMENT

                                   dated as of

                                December 22, 2004

                                     between

                       UNITED SERVICE TECHNOLOGIES LIMITED

                                       and

                       BEAR, STEARNS INTERNATIONAL LIMITED

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                                TABLE OF CONTENTS

                                                               PAGE
                                                               ----
1.      DEFINITIONS RELATING TO COLLATERAL.................     1

2.      THE SECURITY INTERESTS.............................     3

3.      CERTAIN COVENANTS OF PLEDGOR.......................     5

4.      ADMINISTRATION OF THE COLLATERAL
        AND VALUATION OF THE SECURITIES....................     6

5.      INCOME AND VOTING RIGHTS IN COLLATERAL.............     8

6.      REMEDIES UPON CERTAIN EVENTS.......................     9

7.      TERMINATION OF SECURITY INTEREST...................    10

8.      CONDITION TO EFFECTIVENESS.........................    10

9.      MISCELLANEOUS......................................    10

Schedule 1. Forms

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                                PLEDGE AGREEMENT

      THE PLEDGE AGREEMENT (this "AGREEMENT") is made as of this 22nd day of December, 2004 between United Service Technologies Limited, an International Business Company incorporated under the laws of the British Virgin Islands ("UNISERV" or "PLEDGOR"), and Bear, Stearns International Limited ("SECURED PARTY").

      WHEREAS, Pledgor entered into an Amended and Restated Credit Agreement dated as of December 16, 2004 between Pledgor and Secured Party, as amended by Amendment No. 1 dated as of December 22, 2004 (as so amended, the "CREDIT AGREEMENT"), and the Confirmation (as defined in the Credit Agreement) in accordance with the terms thereof and, on the Novation Date (as defined in the Credit Agreement), the Pledgor will be the SPV (as defined in the Credit Agreement);

      WHEREAS, simultaneously herewith Pledgor and Secured Party will enter into a Confirmation (as defined in the Credit Agreement) pursuant to which Pledgor and Secured Party will enter into a collar transaction on the Trade Date specified therein (the "TRANSACTION");

      WHEREAS, Uniserv has entered into an amended and restated credit agreement, as further amended (the "5-YEAR CREDIT AGREEMENT"), a confirmation and a pledge agreement, each with Credit Suisse First Boston International and each having terms substantially identical to the Credit Agreement (except with respect to the Advance Rate and maturity thereunder), the Confirmation and this Agreement, respectively;

      WHEREAS, it is a condition to the effectiveness of the Confirmation and a condition to making any Loan (as defined in the Credit Agreement) under the Credit Agreement that this Agreement shall have been executed (or will be executed simultaneously with the making of any such Loan) by the parties hereto and Pledgor shall have delivered to Secured Party in accordance herewith the collateral required to be delivered pursuant to this Agreement;

      WHEREAS, on and following the Novation Date (as defined in the Credit Agreement) this Agreement shall be novated and transferred to the SPV, whereupon the SPV shall be the "Pledgor" hereunder;

      NOW, THEREFORE, in consideration of their mutual covenants contained herein and to secure the full and punctual observance and performance by Pledgor of its Obligations (as defined in the Credit Agreement), the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

      1. Definitions Relating to Collateral.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Confirmation (as defined in the Credit Agreement) or the Credit Agreement, as applicable. As used herein, the following words and phrases shall have the following meanings:

      "ADDITIONAL PLEDGED ITEMS" has the meaning provided in Section 2(d) of this Agreement.

      "ADDITIONS AND SUBSTITUTIONS" has the meaning provided in Section 2(a) of this Agreement.

      "COLLATERAL" has the meaning provided in Section 2(a) of this Agreement.

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      "COLLATERAL ACCOUNT" has the meaning provided in Section 4(c) of this
Agreement.

      "COLLATERAL EVENT OF DEFAULT" means, at any time, the occurrence of any of the following: (A) failure of the Collateral to include, as Eligible Collateral,
(i) at all times (subject to Section 4(h) hereof), a number of Shares at least equal to the aggregate Number of Options for all Tranches under the Confirmation (as such aggregate number of Options may increase on the Option Closing Date pursuant to the Confirmation) for which the Settlement Date or Cash Settlement Payment Date has not yet occurred, (ii) if Pledgor has elected to substitute Government Securities for Share Collateral in accordance with Section 4(h) of this Agreement, the amount of Government Securities required thereby or (iii) if Pledgor shall have validly elected to cash settle any Tranche under the Confirmation or shall have validly pledged the Cash Termination Obligation, the amount of cash (or value of cash equivalents as determined by the Secured Party) as required by Section 2(c) of this Agreement, (B) failure at any time of the Security Interests to constitute valid and perfected security interests in all of the Collateral, subject to no prior, equal or junior Lien other than the Liens created under the Deed of Debenture, and, with respect to any Collateral consisting of securities or security entitlements (each as defined in Section 8-102 of the UCC), as to which Secured Party has Control, or, in each case, assertion of such by Pledgor in writing or (C) at any time following the Novation Date, the failure of the Share Collateral (or securities entitlements with respect thereto) to constitute outstanding securities by the issuer thereof under the relevant law of such issuer's jurisdiction of organization (provided that it shall not be a Collateral Event of Default under this clause (c), if, following any event or transaction that would upon consummation of such event or transaction constitute a Collateral Event of Default under this clause (c), the successor or surviving entity, immediately following such consummation, exercises the Early Unwind Option in accordance with the Confirmation).

      "CONTROL" means "control" as defined in Section 8-106 and Section 9-106 of the UCC.

      "CUSTODIAN" means Secured Party, or any other custodian appointed by Secured Party and identified to Pledgor.

      "DEFAULT EVENT" means (i) any Event of Default under the Confirmation or the ISDA Form with respect to Pledgor, (ii) the occurrence or effective designation of an Early Termination Date in respect of the Transaction, (iii) the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the 2002 Definitions and (iv)any Event of Default under the Credit Agreement.

      "ELIGIBLE COLLATERAL" means (i) Shares, (ii) if Pledgor shall have elected to substitute Government Securities for Share Collateral in accordance with
Section 4(h) of this Agreement, Government Securities or (iii) if Pledgor shall have validly elected to cash settle any Tranche under the Confirmation or shall have validly elected the Cash Termination Obligation, cash (in United States currency) or cash equivalents acceptable to Secured Party; provided that, in each case, Pledgor has good and marketable title thereto, free of all Liens (other than the Security Interests) and Transfer Restrictions (other than the Existing Transfer Restrictions) and that Secured Party has a valid, first priority perfected security interest therein, a first lien thereon and Control with respect thereto.

      "EXCLUDED PROCEEDS" means any ordinary cash dividend with respect to the Shares, to the extent (i) not an Extraordinary Dividend in excess of the Ordinary Dividend Amount and (ii) such ordinary cash dividend is not distributed after the occurrence and during the continuance of a Default Event.

      "EXISTING TRANSFER RESTRICTIONS" means, at any time, Transfer Restrictions existing with respect to any securities by virtue of the fact that Pledgor is an "affiliate" at such time or was an "affiliate" three months prior to such time, within the meaning of Rule 144 under the Securities Act, of the Issuer.

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      "GOVERNMENT SECURITIES" means securities issued by the United States
Government.

      "INITIAL PLEDGED ITEMS" has the meaning provided in Section 2(d) of this Agreement.

      "LOCATION" means, with respect to any party, such party's "location" within the meaning of Section 9-307 of the UCC.

      "OPTION RIGHTS" has the meaning provided in Section 2(a)(iv) of this Agreement.

      "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "PLEDGED ITEMS" means, as of any date, any and all cash, securities and instruments delivered by Pledgor to be held by or on behalf of Secured Party under this Agreement as Collateral.

      "RETAINED PROCEEDS" has the meaning provided in Section 5(a) of this Agreement.

      "SECURITY INTERESTS" means the security interests in the Collateral created hereby.

      "SHARE COLLATERAL" has the meaning provided in Section 4(h) of this Agreement.

      "TRANSFER RESTRICTION" means, with respect to any item of Collateral pledged under this Agreement, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such item of Collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such security being a "restricted security" or Pledgor being an "affiliate" of the issuer of such security, as such terms are defined in Rule 144 under the Securities Act, or as a result of the sale of such security being subject to paragraph (c) of Rule 145 under the Securities Act); provided that the required delivery of any assignment, instruction or entitlement order from the seller, Pledgor, assignor or transferor of such item of collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute a "Transfer Restriction."

      "UCC" means the Uniform Commercial Code as in effect in the State of New York.

      2. The Security Interests.

      In order to secure the full and punctual observance and performance of the
Obligations:

            (a) Pledgor hereby charges, assigns and pledges to Secured Party, and grants to Secured Party, security interests in and to, and a Lien upon and right of set-off against, and transfers to Secured Party, as and by way of a security interest having priority over all other security interests, all of Pledgor's right, title and interest in and to:

                  (i) the Initial Pledged Items and, to the extent delivered under Section (d) below, the Additional Pledged Items;

                  (ii) all additions to and substitutions for the Initial
            Pledged Items (including, without limitation, any cash, securities, instruments or other property delivered or pledged pursuant to
            Section 2(d), 3(a) or 4(b) of this Agreement) (such additions and substitutions, the "ADDITIONS AND SUBSTITUTIONS");

                  (iii) the Collateral Account and all securities and other
            financial assets (each as defined in Section 8-102 of the UCC) and other funds, property or assets from time to time held therein or credited thereto and all securities entitlements in respect thereof;

                  (iv) all rights of Pledgor pursuant to the Transaction
            thereunder or under any agreement, document or instrument relating thereto, including without limitation, the ISDA Form and the Confirmation (collectively, the "OPTION RIGHTS"); and

                  (v) all income, proceeds and collections received or to be received, or derived or to be derived, at the time that the Initial Pledged Items and the Additional Pledged Items (if any) were delivered to the Custodian or any time thereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Pledgor, with respect to Pledgor) from or in connection with the Initial Pledged Items, the Additional Pledged Items, the Additions and Substitutions, or any Option Rights but excluding any Excluded Proceeds (collectively, the "COLLATERAL").

            (b) On and following the Novation Date, SPV, as successor Pledgor, hereunder, hereby charges, assigns and pledges to Secured Party, and grants to Secured Party, security interests in and to, and a Lien upon and right of set-off against, and transfers to Secured Party, as and by way of a security interest having priority over all other security interests, all of Pledgor's right, title and interest in and to all the Collateral.

            (c) Registration

                  (i) On or prior to the Closing Date, Pledgor, as the initial
            Pledgor hereunder, shall create a register of mortgages, charges and other encumbrances (the "REGISTER") and enter the details of this Agreement thereon, in a form attached hereto as Exhibit A, and shall deliver to Secured Party a letter from the registered agent of Uniserv addressed to the Registrar of Corporate Affairs in the British Virgin Islands authorizing Secured Party to file a copy of such register with the Registrar of Corporate Affairs in the British Virgin Islands in the event that the Novation Date shall not have occurred as provided in the Credit Agreement.

                  (ii) On the Novation Date, SPV, as successor Pledgor, shall create a register of mortgages, charges and other encumbrances (the "SPV REGISTER") and enter the details of this Agreement thereon, in a form attached hereto as Exhibit A, and shall file a copy of the SPV Register with the Registrar of Corporate Affairs in the British Virgin Islands.

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                  (iii) If, at any time the Share Collateral is held in a form other than as securities in respect of which securities entitlements are held in the Collateral Account, the Pledgor further agrees, where applicable, to request and use commercially reasonable efforts to procure a notation to be made on the share register of the relevant company in relation to the Shares covered by this Agreement indicating that the Shares are charged; the name of the chargee; and the date on which the aforesaid particulars are entered in the share register and use commercially reasonable efforts to file or procure the filing of same with the Registrar of Corporate Affairs in the British Virgin Islands.

            (d) On or prior to the Closing Date, Pledgor shall deliver to Secured Party in pledge hereunder, Eligible Collateral consisting of a number of Shares equal to the aggregate Number of Options for all Tranches under the Confirmation (the "INITIAL PLEDGED ITEMS"). On the Novation Date, SPV, as successor Pledgor, shall deliver to Secured Party in pledge hereunder, such Initial Pledged Items; provided that if Uniserv, as initial Pledgor, shall have delivered the Initial Pledged Items to Secured Party on the Closing Date in the manner set forth in Section 4(c), SPV's obligation to so deliver the Initial Pledged Items shall be deemed satisfied. If, pursuant to the Confirmation, the Number of Options shall have increased as set forth in the Confirmation, then, on or prior to the Option Closing Date, Pledgor shall deliver to Secured Party in pledge hereunder Eligible Collateral consisting of a number of Shares equal to such increase in the Number of Options (the "ADDITIONAL PLEDGED ITEMS"). Deliveries of such Initial Pledged Items and the Additional Pledged Items shall occur in the manner set forth in Section 4(c).

            (e) If Pledgor elects cash settlement of any Tranche under the Confirmation or elects the Cash Termination Obligation under the Confirmation, Pledgor shall make the payments and deliveries set forth under "Cash Settlement" or Section 3(c) in the Confirmation, as applicable; provided that, with respect to Cash Settlement of any Tranche, the failure to deliver any Eligible Collateral or pay any Preliminary Option Cash Settlement Amount as required therein (other than, for the avoidance of doubt, any cash due if the Option Cash Settlement Amount exceeds its Preliminary Option Cash Settlement Amount for any Component) shall not constitute a Collateral Event of Default or a Default Event and shall instead cause Physical Settlement to apply for all remaining Components of such Tranche as set forth in the Confirmation.

            (f) The parties hereto expressly agree that all rights, assets and property at any time held in or credited to the Collateral Account shall be treated as financial assets (as defined in Section 8-102 of the UCC).

      3. Certain Covenants of Pledgor.

      Pledgor agrees that, so long as any of the Obligations remain outstanding:

            (a) Pledgor shall use reasonable efforts to ensure at all times that a Collateral Event of Default shall not occur, and shall pledge additional Collateral in the manner described in Sections 4(b) and 4(c) of this Agreement as necessary to cause such requirement to be met.

            (b) Pledgor shall, at its own expense and in such manner and form as Secured Party may reasonably require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable in order to (A) create, preserve, perfect, substantiate or validate any security interest granted pursuant hereto, (B) create or maintain Control with respect to any such security interests in any investment property (as defined in Section 9-102(a)
      of the UCC) or (C) enable Secured Party to exercise and enforce its rights hereunder with respect to such security interest.

            (c) Pledgor shall warrant and defend Pledgor's title to the Collateral, subject to the rights of Secured Party, against the claims and demands of all persons. Upon written notice to Pledgor, Secured Party may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral.

            (d) Pledgor agrees that Pledgor shall not change (A) Pledgor's name in any manner or (B) Pledgor's Location, unless Pledgor in either case shall have given Secured Party not less than 10 days' prior notice thereof.

            (e) Pledgor agrees that Pledgor shall not (A) create or permit to exist any Lien, other than the Permitted Security Interests (as defined in the Deed of Debenture), or any Transfer Restriction (other than the Existing Transfer Restrictions) upon or with respect to the Collateral,
      (B) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral or (C) enter into or consent to any agreement (other than, in the case of clause (x), the Confirmation and, in the case of clause (y), an assignment or novation agreement permitted hereunder) (x) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto or (y) pursuant to which any person other than Pledgor, Secured Party and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control in respect of any Collateral.

            (f) Pledgor agrees, notwithstanding any other notices, statutory or otherwise, that may be required, that it shall, if reasonably practicable to do so, give not less than 2 Business Days notice in writing to the Secured Party of any application under any Debtor Relief Law by the Pledgor or on behalf of the Pledgor for an administration order or other such order that may restrict the Secured Party's rights under this Agreement.

            (g) If, at any time the Share Collateral is held in a form other than as securities in respect of which securities entitlements are held in the Collateral Account, the Pledgor agrees to deposit with the Secured Party all documents of title relating to the Collateral when called upon by the Secured Party, including, in relation to the Shares, the deposit of all certificates and other documents of title or evidence of ownership in relation to the Shares and the delivering to the Secured Party of executed share transfers and other documents which may be requested by the Secured Party in order to enable the Secured Party or its nominees to be registered as the owner or otherwise obtain title to the Shares.

      4. Administration of the Collateral and Valuation of the Securities.

            (a) Secured Party shall determine on each Business Day whether a Collateral Event of Default shall have occurred.

            (b) Pledgor may pledge additional Eligible Collateral hereunder at any time by delivery of the same pursuant to Section 4(c) of this Agreement. Concurrently with the delivery of any additional Eligible Collateral, Pledgor shall deliver to Secured Party a certificate, dated the date of such delivery, (A) identifying the additional items of Eligible Collateral being pledged and (B) certifying that with respect to such items of additional Eligible Collateral the representations and warranties contained in Paragraphs (vi), (vii),

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      (viii) and (ix) of Section 3(d) of the Confirmation are true and correct with respect to such Eligible Collateral on and as of the date thereof.

            (c) Any delivery of any securities or security entitlements (each as defined in Section 8-102 of the UCC) as Collateral to Secured Party by Pledgor, shall be effected by (i) in the case of collateral consisting of securities in respect of which securities entitlements are held by the Pledgor through a securities intermediary, the crediting of such securities, accompanied by any required transfer tax stamps, to a securities account of the Custodian at such securities intermediary or, at the option of Secured Party, at another securities intermediary satisfactory to Secured Party and the crediting by the Custodian of such securities to a securities account (as defined in Section 8-501 of the UCC) (the "COLLATERAL ACCOUNT") of and in the name of Secured Party and
      (ii) in any other case, by complying with reasonable delivery instructions as Secured Party shall provide to Pledgor in writing. Any delivery of Eligible Collateral consisting of cash shall be in immediately available funds deposited to the Collateral Account of Secured Party. Delivery of the Initial Pledged Items by SPV, as successor Pledgor, on and after the Novation Date, shall be effected by the Custodian on behalf of SPV, as successor Pledgor, by transfer of the Initial Pledged Items to a Collateral Account of Secured Party maintained by the Custodian. Notwithstanding anything to the contrary in this Agreement or in any other agreement between Pledgor and Secured Party (or any of its affiliates), neither the Secured Party nor the Custodian shall take any entitlement order with respect to the Collateral Account and Pledgor agrees that Secured Party shall have Control of such Collateral Account.

            (d) If on any Business Day Secured Party determines that a Collateral Event of Default shall have occurred, Secured Party shall promptly notify Pledgor of such determination by telephone call to Pledgor followed promptly by a written confirmation of such call.

            (e) If on any Business Day Secured Party determines that no Default under the Credit Agreement or Default Event or failure by Pledgor to meet any of Pledgor's obligations under Section 3 or 4 hereof has occurred and is continuing, Pledgor may obtain the release from the Security Interests of any Collateral upon delivery to Secured Party of a written notice from Pledgor indicating the items of Collateral to be released so long as, after such release, no Collateral Event of Default shall have occurred.

            (f) Secured Party may at any time, or, from time to time, in its sole discretion, cause any or all of the Collateral that is registered in the name of Pledgor or Pledgor's nominee to be transferred of record into the name of the Custodian, Secured Party or its nominee. Pledgor shall promptly give to Secured Party copies of any notices or other communications received by Pledgor with respect to Collateral that is registered, or held through a securities intermediary, in the name of Pledgor or Pledgor's nominee and Secured Party shall promptly give to Pledgor copies of any notices and communications received by Secured Party with respect to Collateral that is registered, or held through a securities intermediary, in the name of Custodian, Secured Party or its nominee.

            (g) Pledgor agrees that Pledgor shall forthwith upon demand pay to Secured Party after receipt by Pledgor from Secured Party of an invoice therefor (setting forth in reasonable detail the nature of such costs and expenses):

                  (i) the amount of any taxes that Secured Party or the
            Custodian may have been required to pay that are directly attributable to the Security Interests or to free any of the Collateral from any Lien thereon; and

                  (ii) reasonable out-of-pocket costs and expenses, including the reasonable fees and disbursements of counsel and of any other experts, that Secured Party or the Custodian incurs in connection with (A) the enforcement of this Agreement, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the Security Interests, (B) the collection, sale or other disposition of any of the Collateral,
            (C) the exercise by Secured Party of any of the rights conferred upon it hereunder or (D) any Default Event.

      Any such amount not paid on demand as specified above shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 2% plus Overnight LIBOR (as defined in the Credit Agreement).

            (h) Pledgor may at any time, so long as no Default Event has occurred and is continuing, substitute Government Securities for all (but not less than all) of the Collateral consisting of Shares then held in or credited to the Collateral Account (the "SHARE COLLATERAL") on the terms set forth below:

                  (i) At least five Business Days prior to the date of any such substitution, Pledgor shall notify Secured Party in writing that Pledgor intends to effect such substitution;

                  (ii) Pledgor shall deliver to Secured Party, in a manner
            reasonably acceptable to Secured Party, Government Securities having a value at least equal to 150% of the market value of the Share Collateral on the date of such delivery (as determined by the Calculation Agent);

                  (iii) Pledgor shall take all such other actions as Secured
            Party may reasonably require to create for the benefit of Secured Party a valid and perfected security interest in such Government Securities, in respect of which Secured Party will have Control, subject to no prior Lien; and

                  (iv) Pledgor shall make mark-to-market deliveries of
            additional Government Securities on a daily basis, and Secured Party shall release Government Securities previously pledged upon the request of Pledgor, so that the value of the Government Securities pledged is at all times at least equal to 150% of the market value of the Share Collateral that would otherwise have been pledged hereunder at such time (as determined by the Calculation Agent), in each case, pursuant to terms mutually acceptable to Secured Party and Pledgor.

      5. Income and Voting Rights in Collateral.

            (a) Secured Party shall have the right to receive and retain as Collateral hereunder all proceeds of any Collateral, excluding any Excluded Proceeds; provided that Secured Party shall have such right with respect to any and all proceeds, including, without limitation, any Excluded Proceeds, after the occurrence and during the continuance of a Default Event (such proceeds as Secured Party shall have the right to receive and retain at any time, "RETAINED PROCEEDS"), and Pledgor shall take all such action as Secured Party shall deem reasonably necessary or appropriate to give effect to such right. All such Retained Proceeds that are received by Pledgor shall be received in trust for the benefit of Secured Party and, if Secured Party so directs, shall be segregated from other funds of Pledgor and shall, forthwith upon demand by Secured Party, be delivered over to the Custodian on behalf of Secured Party as Collateral in the same form as received (with any necessary endorsement). To the extent any Extraordinary Dividend is paid by the Issuer and received and held by Secured Party as Retained Proceeds hereunder, Secured Party shall, at Pledgor's direction, deliver such Extraordinary Dividend on Pledgor's behalf, free of the Security Interests, to Secured Party in satisfaction of Pledgor's payment obligation in respect of such Extraordinary Dividends under the Confirmation.

            (b) Secured Party shall provide, or shall cause to be provided, in accordance with its normal procedures for securities held in street name, to Uniserv (before, on or after the Novation Date) copies of all notices furnished to it as record owner of the Share Collateral and shall vote, give consents, or otherwise exercise any other rights of the holder of the Share Collateral as directed by Uniserv. Secured Party shall retain, or shall cause to be retained, the originals of any notices received from the Issuer under the Shares.

            (c) If a Default Event shall have occurred and be continuing, Secured Party shall have the right, to the extent permitted by law, and Pledgor shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and to take any other action with respect to any or all of the Collateral (other than the Share collateral) with the same force and effect as if Secured Party were the absolute and sole owner thereof.

            (d) Secured Party shall, to the extent received by Secured Party, execute and deliver to Uniserv (before, on or after the Novation Date), or cause to be executed and delivered to Uniserv (before, on or after the Novation Date), all such proxies, powers of attorney, and other instruments as Uniserv (before, on or after the Novation Date) may reasonably request for the purpose of enabling Uniserv (before, on or after the Novation Date) to exercise voting, consensual and/or other rights and powers it is entitled to exercise pursuant to paragraph (b) above.

      6. Remedies upon Certain Events.

            (a) Upon any Default Event, Secured Party may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised).

            (b) Pledgor hereby irrevocably appoints Secured Party as Pledgor's true and lawful attorney (which power of attorney is coupled with an interest), with full power of substitution, in the name of Pledgor, Secured Party or otherwise, for the sole use and benefit of Secured Party, but at the expense of Pledgor, to the extent permitted by law, to exercise, at any time and from time to time upon the occurrence of a Default Event, all or any of the following powers with respect to all or any of the Collateral:

                  (i) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

                  (ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

                  (iii) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if Secured Party were the absolute owner thereof and in connection therewith, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property thus to be (or that is being or has been) sold, transferred, assigned or otherwise dealt in; and

                  (iv) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto; provided that Secured Party shall give Pledgor not less than seven days prior written notice setting forth in reasonable detail of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral that threatens to decline speedily in value, including, without limitation, equity securities, or is of a type customarily sold on a recognized market. Secured Party and Pledgor agree that such notice constitutes "reasonable authenticated notification" within the meaning of Section 9-611(b) of the UCC.

      7. Termination of Security Interest.

            The Security Interest and the rights granted by Pledgor in the Collateral pursuant to this Agreement shall automatically cease, terminate and be void upon the payment and fulfilment of all of the Obligations including, without limitation, upon delivery of the Early Unwind Shares on the Early Unwind Date together with any accrued and unpaid amounts. Any Collateral remaining at the time of such termination shall automatically be fully released and discharged from the Security Interests and shall be delivered promptly to Pledgor by Secured Party, all at the expense of Pledgor. In connection with any termination and automatic release as a result thereof, the Secured Party shall (i) execute and deliver to the Pledgor, at the Pledgor's expense, such documents that the Pledgor shall reasonably request that in the Pledgor's reasonable judgment are necessary or advisable to evidence such termination and automatic release as a result thereof and (ii) cause any and all Collateral remaining at the time of such termination that is registered in the name of Custodian, Secured Party or its nominee to be transferred of record into the name of Pledgor or Pledgor's nominee.

      8. Condition to Effectiveness

            The effectiveness of this Agreement and all the agreements and obligations of each party hereunder shall be subject to the condition that all the conditions in Section 4.01 of the 5-year Credit Agreement shall have been satisfied and the initial Loans (as defined in the 5-year Credit Agreement) shall have been made thereunder.

      9. Miscellaneous.

            (a) Without limiting the rights and obligations of the parties under this Agreement, to the extent Pledgor has elected to Cash Settlement of any Tranche under the Confirmation, and any Collateral consists of cash or cash equivalents pledged by Pledgor pursuant to Section 2(d) hereof, Secured Party will have the right to use, pledge, rehypothecate, assign, invest, commingle or otherwise dispose of, or otherwise use in its business any such Collateral free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor, provided that Secured Party shall return any such Collateral when the related Tranche Loan becomes due under the Credit Agreement, subject to the netting and set-off provision of Section 9.10 of the Credit Agreement.

            (b) This Agreement is not intended and shall not be construed to create any rights in any person other than Pledgor, Secured Party and their respective successors and assigns and no other person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All of the covenants and agreements herein contained by or on behalf of Pledgor and Secured Party shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

            (c) Notwithstanding any provision of the Agreement to the contrary, Secured Party shall be entitled to assign its rights and obligations hereunder to receive or transfer cash, Government Securities or Shares and other related rights to one or more entities that are wholly owned, directly or indirectly, by Secured Party, or any successor thereto (each, a "SECURED PARTY AFFILIATE"); provided that Pledgor shall have recourse to Secured Party in the event of the failure by a Secured Party Affiliate to perform any of such obligations hereunder. Notwithstanding the foregoing, recourse to Secured Party shall be limited to recoupment of Pledgor's monetary damages and Pledgor hereby waives any right to seek specific performance by Secured Party of its obligations hereunder. Such failure after any applicable grace period shall be an Additional Termination Event with the Transaction as the sole Affected Transaction and the Secured Party as the sole Affected Party.

            (d) Notwithstanding anything in this Agreement to the contrary, Pledgor shall be entitled to novate this Agreement pursuant to the Novation Agreement (as defined in the Credit Agreement).

            (e) No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed, in the case of an amendment or modification, by each of the parties hereto or confirmed by an exchange of telexes or electronic messages on an electronic messaging system or, in the case of a waiver, by the party against whom the waiver is to be effective.

            (f) A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

            (g) Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

            (h) All notices or other communications required or permitted to be made hereunder shall be in writing, addressed to the respective parties at the addresses specified in Section 4(e)(i) of the Confirmation and effective upon the terms set forth in the Confirmation.

            (i) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD APPLY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK (PROVIDED THAT AS TO PLEDGED ITEMS LOCATED IN ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK, SECURED PARTY SHALL, IN ADDITION TO ANY RIGHTS UNDER THE LAWS OF THE STATE OF NEW YORK, HAVE ALL OF THE RIGHTS TO WHICH A SECURED PARTY IS ENTITLED UNDER THE LAWS OF SUCH OTHER JURISDICTION).

      ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY TO THIS AGREEMENT WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE. THE PARTIES HERETO AGREE THAT THE CUSTODIAN'S JURISDICTION, WITHIN THE MEANING OF SECTION 8-110(E) OF THE UCC, WITH RESPECT TO THE COLLATERAL ACCOUNT, FINANCIAL ASSETS OR SECURITY ENTITLEMENTS HELD THEREIN OR CREDIT THERETO, IS THE STATE OF NEW YORK.

            (j) If compliance by either party with any provision of this Agreement would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of this Agreement shall not be invalidated, but shall remain in full force and effect.

            (k) EACH OF THE PLEDGOR AND THE SECURED PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (l) This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

            (m) Service of process shall be made in accordance with Section 4(e)(iv) of the Confirmation.

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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 PLEDGOR:

                                 UNITED SERVICE TECHNOLOGIES LIMITED

                                 By:     /s/ Edward Southey
                                        ----------------------------------------
                                        Name:    Edward Southey
                                        Title:   Director

                                 SECURED PARTY:

                                 BEAR, STEARNS INTERNATIONAL LIMITED

                                 By:    /s/ Kevin Robek
                                        ________________________________________
                                        Name:
                                        Title:

                                                                       EXHIBIT A